Exhibit 99.1

HENNESSY CAPITAL ACQUISITION CORP. II

PRO FORMA BALANCE SHEET

	As of July 28, 2015	Pro Forma Adjustments		Pro Forma As Adjusted
		(unaudited)		(unaudited)

ASSETS
Current asset
Cash	$2,266,000	$-		$2,266,000
Prepaid expenses	85,000	-		85,000
Total current assets	2,351,000	-		2,351,000

Cash held in Trust Account	175,000,000	24,599,000	a	199,599,000

Total asset	$177,351,000	$24,599,000		$201,950,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued formation and offering costs	$182,000	-		$182,000

Deferred underwriting compensation	6,300,000	886,000	c	7,186,000

Total liabilities	6,482,000	886,000		7,368,000

Common stock subject to possible redemption; 16,586,899 shares and 18,958,251 shares as adjusted (at redemption value of approximately $10.00 per share)	165,869,000	24,599,000	a	189,582,000
		(886,000)	d

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-		-
Common stock, $0.0001 par value, 45,000,000 authorized shares, 5,944,351 shares issued and outstanding and 5,991,634 as adjusted (excluding 16,586,899 shares, and 18,958,251 shares as adjusted, subject to possible redemption)	1,000	-		1,000
Additional paid-in-capital	5,002,000	590,000	b	5,002,000
		(590,000)	b
		(886,000)	c
		886,000	d
Accumulated deficit	(3,000)	-		(3,000)
Total stockholders’ equity	5,000,000	-		5,000,000

Total liabilities and stockholders’ equity	$177,351,000	24,599,000		201,950,000

See accompanying note to pro forma balance sheet

HENNESSY CAPITAL ACQUISITION CORP. II

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 – CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of July 28, 2015, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on August 4, 2015 as described below.

On August 4, 2015 the Company closed on the underwriters’ overallotment option of 2,459,908 units (a partial amount), increasing the total dollar offering amount by approximately $24,599,000 to approximately $199,599,000. Additionally, on August 4, 2015, the Company closed on the sale of 1,180,756 additional private placement warrants in the amount of approximately $590,000. Further, the partial exercise of the underwriters’ overallotment option resulted in the forfeiture of 41,273 Founder Shares. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry	Debit.	Credit.
a.	Cash held in Trust Account	24,599,000
	Common stock subject to possible redemption		24,599,000
	To record sale of 2,459,980 Units at $10.00

b.	Paid in capital	590,000
	Paid in capital		590,000
	To record the sale of 1,180,756 private placement warrants and payment of 2.4% cash underwriting fee on overallotment option

c.	Paid in capital	886,000
	Deferred underwriting compensation		886,000
	To record the liability for deferred underwriting compensation on overallotment option

d.	Common stock subject to possible redemption	886,000
	Paid in capital		886,000
	To restore total equity above $5,000,000 as required by charter

No entry is shown for the forfeiture of 41,273 Founder Shares as the amount of the forfeiture is below the rounded amounts presented.